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                                                                    EXHIBIT 15.1


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

                                       Re:  Hudson Foods, Inc.
                                       Registration on Form S-3

We are aware that our reports dated January 23, 1994, April 25, 1994 and July 22, 1994 on our reviews of interim financial information of Hudson Foods, Inc. for the periods ended January 1, 1994, April 2, 1994 and July 2, 1994, and the comparable periods for the previous fiscal year, and included in the Company's quarterly reports on Form 10-Q for the quarters then ended are incorporated by reference in this registration statement. Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered a part of the registration statement prepared or certified by us within the meaning of Sections 7 and 11 of that Act.

Coopers & Lybrand L.L.P.
Tulsa, Oklahoma
October 12, 1994